UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 25, 2025

Spirit AeroSystems Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33160	20-2436320
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3801 South Oliver, Wichita, KS 67210

(Address of principal executive offices) (Zip Code)

(Registrant’s telephone number, including area code): (316) 526-9000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading symbol(s)	Name of exchange on which registered
Class A Common Stock, par value $0.01 per share	SPR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Amendment of Bridge Credit Agreement

On June 25, 2025, Spirit entered into an amendment and restatement of its $350.0 million Delayed-Draw Bridge Credit Agreement, dated as of June 30, 2024 (as amended and in effect prior to June 25, 2025, the “Prior Bridge Credit Agreement,” and as so amended and restated, the “A&R Bridge Credit Agreement”), with Morgan Stanley Senior Funding, Inc. (“MSSF”), as lender, as administrative agent and as collateral agent.

The amendment and restatement amended the Prior Bridge Credit Agreement to, among other things, (a) extend the maturity of the A&R Bridge Credit Agreement from June 30, 2025 to September 30, 2025, subject to (x) automatic extension for one additional three-month period if the Initial Outside Date (as defined in the Merger Agreement referred to below) is extended in accordance with the terms of the Agreement and Plan of Merger, dated June 30, 2024 (the “Merger Agreement”), among Spirit Holdings, The Boeing Company and Sphere Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Boeing (“Merger Sub”) and (y) acceleration on the date of consummation of the merger of Merger Sub with and into Spirit in accordance with the terms of the Merger Agreement, and (b) adjust payment dates for interest on the outstanding principal amount of the loans under the A&R Bridge Credit Agreement from monthly to quarterly.

The foregoing description of the A&R Bridge Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the copy of the A&R Bridge Credit Agreement filed as Exhibit 10.1 to this report and incorporated herein by reference.

The copy of the A&R Bridge Credit Agreement filed as an exhibit to this report has been included as an exhibit to provide investors with information regarding the terms of the A&R Bridge Credit Agreement. It is not intended to provide any other factual information about Spirit Holdings or any of its subsidiaries or affiliates. The representations, warranties and covenants of Spirit contained in the A&R Bridge Credit Agreement have been and will be made only for purposes of the A&R Bridge Credit Agreement as of specified dates and solely for the benefit of the other parties to the A&R Bridge Credit Agreement; may be subject to qualifications and limitations agreed upon by such parties, including being qualified by confidential disclosures; were negotiated with the principal purpose of allocating risk between the parties, rather than establishing matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors or reports and other documents filed with the U.S. Securities and Exchange Commission (the “SEC”). Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Spirit Holdings or any of its subsidiaries or affiliates. Information concerning the subject matter of representations, warranties and covenants may change after the date of the A&R Bridge Credit Agreement, which subsequent information may or may not be fully reflected in Spirit Holdings’s public disclosures. The A&R Bridge Credit Agreement should not be read alone, but should instead be read in conjunction with the other information regarding Spirit Holdings and its subsidiaries and affiliates in the reports and other documents that Spirit Holdings has filed or will file with the SEC.

Certain of the agents and/or lenders under the A&R Bridge Credit Agreement and their affiliates have provided commercial banking, financial advisory and investment banking services to Spirit Holdings and its affiliates in the past (including in connection with the transactions contemplated by the Merger Agreement) and may do so in the future. An affiliate of MSSF is serving as financial advisor to the Company in connection with the transactions contemplated by the Merger Agreement and the transactions contemplated by the Purchase Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 required by this Item 2.03 is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Amended and Restated Delayed-Draw Bridge Credit Agreement, dated as of June 25, 2025, among Spirit AeroSystems, Inc., as borrower, the lenders party thereto from time to time, and Morgan Stanley Senior Funding, Inc., as administrative agent and as collateral agent.

104	Cover Page Interactive Data File (the cover page XBRL tags are embedded in the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 1, 2025	SPIRIT AEROSYSTEMS HOLDINGS, INC.

	By:	/s/ Irene M. Esteves
Irene M. Esteves
Executive Vice President and Chief Financial Officer